Exhibit 99.2

1 North Brentwood Boulevard	Phone: 314.854.8000
15th Floor	Fax: 314.854.8003
St. Louis, Missouri 63105
www.Belden.com
News Release

Belden Appoints Nancy Calderon to Board of Directors

St. Louis, Missouri – May 21, 2020 - Belden Inc. (NYSE: BDC), a leading global supplier of specialty networking solutions, announced that with immediate effect, it has appointed Nancy Calderon as a Director and member of the Audit Committee. Ms. Calderon retired from KPMG LLP in September 2019 after a distinguished 33-year career. Most recently, Ms. Calderon served as KPMG's Global Lead Partner for a Fortune 50 Technology company since July 2012, senior partner of KPMG's Board Leadership Center since its inception in 2015, and as a director of KPMG's Global Delivery Center in India and its related holding companies since September 2011. Previously, she was KPMG's Americas Chief Administrative Officer and U.S. National Partner in Charge, Operations, from July 2008 to June 2012. Ms. Calderon sat on a number of KPMG committees, including the Americas Region Management Committee, Enterprise Risk Management, Privacy, Pension Steering and Investment, Social Media, and Knowledge Management.

John Stroup, Executive Chairman of Belden, said, “We are delighted to welcome Nancy Calderon to Belden’s Board of Directors and Audit Committee. Her impressive executive leadership and audit experience will provide significant value to Belden.”

About Belden

Belden Inc. delivers a comprehensive product portfolio designed to meet the mission-critical network infrastructure needs of industrial and enterprise markets. With innovative solutions targeted at reliable and secure transmission of rapidly growing amounts of data, audio and video needed for today's applications, Belden is at the center of the global transformation to a connected world. Founded in 1902, the company is headquartered in St. Louis and has manufacturing capabilities in North and South America, Europe and Asia. For more information, visit us at www.belden.com or follow us on Twitter @BeldenInc.

Contact:
Belden Investor Relations
314-854-8054
Investor.Relations@Belden.com